Exhibit 99

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Jeremy Neuhart
PPG Corporate Communications
412-434-3046
neuhart@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG appoints Sklarsky as executive vice president, finance

PITTSBURGH, March 28, 2013 - PPG Industries (NYSE:PPG) today announced that Frank S. Sklarsky will join the company as executive vice president, finance, effective April 15, reporting to Chairman and CEO Charles E. Bunch.

Also, effective August 1, Sklarsky will be named PPG executive vice president and chief financial officer.

David B. Navikas, currently PPG senior vice president, finance and chief financial officer, will continue in his current role until August 1, and will then continue as senior vice president in a senior leadership role that will be announced later.

“We are pleased to welcome Frank to PPG. His deep financial management expertise and executive leadership experience guiding strategy and operations with large, global enterprises will be an asset to PPG as we continue to grow and expand our positions around the world,” Bunch said.

“I also want to recognize David Navikas as he transitions into his next senior leadership role in PPG,” Bunch said. “David's detailed understanding of PPG's global businesses and deep financial management expertise are invaluable, as demonstrated recently in his role supporting our strategic initiatives to separate PPG's commodity chemicals business and to acquire AkzoNobel's North American architectural coatings business.

“Frank, David and I will work closely together with PPG's global finance organization and the entire leadership team as we carry out this important senior leadership succession,” Bunch said.

Most recently, Sklarsky was executive vice president and chief financial officer, Tyco International, Ltd., a global provider of security, fire protection and flow control solutions with revenues that exceeded $17 billion. Prior to joining Tyco, Sklarsky served as executive vice president and chief financial officer at both Eastman Kodak Co. and ConAgra Foods, Inc. Previously, he spent 20 years with Chrysler in a series of senior financial leadership roles. He also held finance positions with Dell, Inc., after beginning his career with Ernst & Young. Sklarsky is a member of the board of directors of Harman International Industries, Inc., and of Rochester Institute of Technology. He holds a bachelor's degree in accounting from Rochester Institute of Technology and an MBA from Harvard Business School, and he is a certified public accountant.

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)
PPG Industries' vision is to continue to be the world's leading coatings and specialty products company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Sales in 2012 were $15.2 billion. PPG shares are traded on the New York Stock Exchange (symbol:PPG). For more information, visit www.ppg.com.

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.